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Exhibit 10.17

Merrill Lynch Loan Management Account®Agreement

1.	The Merrill Lynch Loan Management Account®

This Merrill Lynch Loan Management Account Agreement (“Agreement”) establishes the terms and conditions that govern the Merrill Lynch Loan Management Account (“LMA®) with Merrill Lynch Bank USA (“Bank”). The LMA is an uncommitted revolving line of credit account. This Agreement will become effective when Bank notifies the Borrower (defined below) that the LMA has been approved. This Agreement also includes all applications, approval letters and other documents or agreements identified by the Bank as being part of, or subject to, this Agreement.

2.	The Parties

This Agreement is between the person(s) who signs the LMA application or Agreement as the borrower (“Borrower”), and Bank, which is the lender. Other parties include any person who is providing a lien and security interest in the Securities Account (defined below) and other collateral described below (Borrower and/or any person providing this lein and security interest is the “Pledgor”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Merrill Lynch Trust Company, FSB (“MLTC”), if applicable, and any person who guarantees the payment of Borrower’s obligation under the LMA (“Guarantor”). For purposes of the Agreement, the defined term “MLTC” shall only refer to MLTC in its capacity as a custodian of the Securities Account and not in any capacity as a Borrower, Pledgor or Guarantor for any purposes hereunder.

3.	Advances

Borrower may request a loan advance (“Advance”) at any time. Bank may, in its sole discretion, provide the requested Advance. Bank may provide Advances in any manner it agrees to from time to time including but not limited to checks drawn on the LMA, wire transfers, letters of credit. Advances will be subject to the additional terms contained in any written notice or confirmations sent by Bank.

Bank generally will not provide Advances that, in the aggregate, cause the balance of LMA to exceed the Maximum Amount established by Bank, but Bank reserves the right to do so in its sole discretion. The Maximum Amount is the highest amount of credit that may be available under the LMA on any given date based on the value of the collateral in the Securities Account (defined below). Because each Advance is made in the sold discretion of Bank, Maximum Amount does not constitute a loan commitment. If Bank does not honor a request for an Advance for any reason, whether or not the Advance would cause the LMA to exceed the Maximum Amount, Bank may advise the holder of any check relating to the Advance or any other person that there are insufficient funds in the LMA. If Bank makes and Advance that exceeds the Maximum Amount, this will not preclude Bank from demanding repayment of that amount (in whole or in part) or form refusing to make additional Advances in excess of the Maximum Amount.

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Letters of credit shall be subject to Bank’s standard terms and conditions set forth in the letter of credit application form. Those terms and conditions are part of this Agreement. Each letter of credit must be in an amount not less than $200,000, however, Bank may in its discretion issues letter of credit in small amounts. If any person seeks to restrain payment of or drawing under a letter of credit, or any court extends the term of a letter of credit or takes any action that has a similar effect, the Borrower shall provide Bank with additional collateral satisfactory to Bank. Borrower, Pledgor, and Guarantor each pledge and grant to bank a lien and security interest in all claims in respect of any transaction underlying any letter of credit.

Bank, MLPF&S, MLTC and Merrill Lynch Group shall have no liability for any actual, consequential, or other damages by reason of Bank’s refusal or failure to make any Advance, and Borrower, Pledgor and Guarantor each hereby acknowledges and agrees that none of Bank, MLPF&S, MLTC and Merrill Lynch Group have any fiduciary duties to Borrower, Pledgor and/ or Guarantor under this Agreement. The Merrill Lynch Group means Merrill Lynch & Co., Inc. and any of its subsidiaries.

4.	Types of Advances; Finance Charges

Bank offers three types of Advances, which are Variable Rate Advances, Fixed Rate Advances, and Term Advances. Unless Borrower specifies otherwise at the time of the Advance, all Advances will be made as Variable Rate Advances. All reimbursement obligations relating to letters of credit that are not paid immediately shall be treated as Variable Rate Advances.

Variable Rate Advances bear finance charges at a variable rate of interest. The interest rate will adjust on Monday of each week and will be equal to the LIBOR Rage in effect as of the preceding Friday plus the Spread. The “LIBOR Rate” means the one month rate expressed as per annum rate at which deposits in U.S. dollars are offered in London, England to prime banks in the London Interbank market as displayed on Telerate Screen page 3750 as of 11:00 a.m. (London time) on such Friday (or, if such Friday is not a Business Day, then on the preceding Business Day). Telerate Screen page 3750 means the display designated as page 3750 on the Dow Jones Telerate Service or such other page (s) that replace Page 3750. If such rate does not appear on the Telerate Screen page 3750 or any replacement page (s) on any relevant date, the LIBOR Rate means the LIBOR Rate as published in The Wall Street Journal “Money Rates” table (or any successor or replacement format) on such relevant date. The “Spread” is the number of percentage points stated in the applicable written notice or confirmation sent by Bank. Bank may change the Spread annually in Bank’s discretion and will give Borrower at least 30 days written notice of any such change. A “Business Day” is a day on which Bank is open for business; provided that, with respect to Advances bearing finance charges at the LIBOR Rate, “Business Day” means a day on which deposits in U.S. dollars and any other relevant currency may be dealt in on the London Interbank Market and the Bank is open for business.

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Fixed Rate Advances bear finance charges at a fixed rate of interest equal to the Fixed Rate Advance Index plus the Spread. At Bank’s discretion, Borrower may convert a Variable Rate Advance to Fixed Rate Advance. A Fixed Rate Advance must be for a least $100,000 and will have a specific interest rate set for a term or 1, 2,3,6,9 or 12 months that is called the Fixed Rate Period. The interest rate, the Fixed Rate Advance Index, the Spread, and the Fixed Rate Period (absent demand) will all be stated in the applicable written notice or confirmation sent by Bank. Each Fixed Rate Advance, together with all accrued finance charges, fees and other charges, will be due and payable upon the earlier or demand or on the last day of the Fixed Rate Period. Upon the last day of the Fixed Rate Period, the Fixed Rate Advance, together with all accrued finance charges, fees and other charges, will either, at the Bank’s discretion, be renewed as a Fixed Rate Advance for the same period or convert to a Variable Rate Advance except, at Bank’s discretion Borrower may renew the Advance for another Fixed Rate Period if Borrower’s renewal request is received not later than 2:00 p.m. Eastern Time, three Business days prior to the last day of the terminating Fixed Rate Period. The renewal must state the renewal date (which is the last day of the maturing Fixed Rate Period), the amount of the Fixed Rate Advance to be renewed, and the length of the renewal Fixed Rate Period. Any accrued finance charges, a Variable Rate Advance.

Term Advances bear finance charges at a fixed rate of interest equal to the Term Advance Index plus the Spread. At Bank’s discretion, Borrower may convert a Variable Rate Advance to a Term Advance. A Term Advance must be for at least $100,000 and will have a specific interest rate set for a term of 12 months or more that is called the Term Period. All accrued finance charges on the Term Advance will be due and payable upon the earlier of (a)demand, or (b) monthly, quarterly, semi-annually, or annually, as required by Bank. The interest rate, the Term Advance Index, the Spread, the Term Period, and the payment schedule (absent demand) for accrued finance charges will all be stated in the applicable written notice or confirmation sent by Bank. Each Term Advance, together with all accrued finance charges, fees and other charges, will be due and payable upon the earlier of demand or on the last day of the Term Period. Any Team Advance that is not paid when due or upon demand shall become, together with all accrued finance charges, fees and other charges, a Variable Rate Advance.

Bank will calculate the finance charges on each Advance as follows. The finance charge for each day of the billing period will be calculated by multiplying the daily balance of that Advance for that day by the applicable rate of interest in effect that day, and dividing the resulting amount by 360. The sum of the finance charges, as so calculated, for each day of the billing period will be equal to the total finance charges for the Advance for the billing period. The daily balance for each day is equal to the beginning principal balance of the Advance for that day, plus all new Advances taken that day, less any payments or credits that are applied to reduce the outstanding balance of the Advance.

Finance charges and other fees and charges due under this Agreement that are not paid at the end of a billing cycle will become a Variable Rate Advance and will thereafter bear additional finance charges at the applicable interest rates until the Advance is paid in full.

5.	Promise to Pay; Demand; Payments; Other Fees and Charges

Borrower agrees to pay to Bank all Advances, regardless of the form in which they are obtained, plus all finance charges, other fees and charges all other amounts payable under this Agreement.

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All amounts due from Borrower to Bank under this Agreement are payment immediately on Bank’s demand and Bank may demand payment at any time even if Borrower is not in default under this Agreement. Bank may require the immediate payment of al or any portion of the balance of the LMA, upon demand and without prior notice.

Even if Bank has not demanded payment, a Fixed Rate Advance or Team Advance will be due at the end of its respective Fixed Rate Period or Team Period together with any and all accrued and unpaid finance charges, fees and other charges. If a Fixed Rage Advance or Term Advance is repaid prior to the conclusion of its Fixed Rate Period or under this Agreement, Borrower will pay Bank a Breakage Fee as stated in the Fee Schedule to Merrill Lynch Loan Management Account Agreement (“Fee Schedule”) at the time of such repayment.

Borrower agrees to pay Bank all other fees and charges stated in the attached Fee Schedule in the amounts and at the times stated it the Fee Schedule.

If there is more than on Borrower, each is jointly and severally liable under this Agreement. This means that each Borrower is fully responsible for all credit extended to any Borrower. Each Borrower may obtain Advances to the full extent allowed by this Agreement. Any Borrower may request Bank to cease making Advances by sending Bank a written notice to that effect. In its discretion, Bank may not reinstate Advance privileges until each Borrower has consented in writing to the same.

Payments shall be subject to any additional terms set forth in any written notice or confirmation, or as otherwise require by Bank. Each reimbursement obligation to a letter of credit will be due on the same day that the corresponding letter or credit draft is honored by Bank.

Upon receipt of instructions from Pledgor, payments due under this Agreement may be debited by Bank from the Securities Account (defined below) or from any other account maintained by Pledgor with MLPF&S or any other member of Merrill Lynch Group (other than MLTC). Borrower, Pledgor and Guarantor each acknowledge that Borrower’s receipt of the LMA was not conditioned upon an agreement to make payments by means of such debits. In the event that a payment is not made by such a debit for any reason, Borrower shall make the payment on the date due, without offset or counterclaim, in immediately available funds, to Bank in accordance with the wire transfer instructions provided by Bank form time to time.

All payments shall be made in U.S. dollars. Any payment received after 2:00 p.m. Eastern Time, on a particular day, shall be deemed received on the following Business Day.

All payments relating to an Advance shall be applied, as applicable, first to Breakage Feeds due, second to other fees and charges due, third to finance charges due, and last to reduce the outstanding principal balance of the Advance. All payments shall be net of any taxes or duties. If more than on Advance is outstanding, payments shall be applied to the Advances in such order as Bank determines in its sole discretion.

All payments required under this Agreement shall be made free and clear and without deduction for any taxes, levies, imposts, deductions, charges, with holds or liabilities. If Borrower, Pledgor or Guarantor, as the case may be is required by law to deduct any taxes in connection with any amounts payable under this Agreement, the amount payable shall be increased so that after making any required deductions, Bank will receive an amount equal to the amount it otherwise would have received.

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6.	Security Interest

As security for the performance of Borrower’s obligations and those of any Guarantor and/or other Pledgor under this Agreement, Pledgor hereby assigns, transfers, grants and conveys to bank a continuing, first priority lien and security interest in one or more securities account(s) (collectively, the “Securities Account”) (including all financial assets from time to time held in the Securities Account (s)) established at MLPF&S and/or MLTC that have been designated by Pledgor as the collateral for the LMA herein, in one or more applications for the LMA or otherwise in writing, as well as all of Pledgor’s right, title and interest in and to all monies, debts, claims, securities, securities entitlements, financial assets, investment property and other property deposited by Pledgor with or owned or owing to Pledgor by Bank or any member of the Merrill Lynch Group. Pledgor may, by notice to Bank or Merrill Lynch Group, grant Bank a lien and security interest in additional Securities Accounts established with MLPF&S and/or MLTC. Bank’s MLPF&S and MTLC’s records relating to the LMA shall be conclusive evidence that the Securities Accounts are proceeds of the foregoing, and all proceeds of proceeds. All references in this Agreement to the “Securities Account” shall include all such Securities Accounts. Pledgor will take all actions that Bank requests or that reasonably necessary to assure that Bank has a continuing perfected first priority lien and security interest in all Securities Accounts. MLPF&S, MLTC and/or Merrill Lynch Group will identify Bank’s lien and security interest in its records for the Securities Account.

If the Securities Account is managed by a trustee of trust and/or investment manager, the trustee and/or investment manager to whom discretionary investment authority is delegated may, to the extent permitted by the trust or relevant advisory agreement pertaining to the investment management of such Securities Account (“Advisory Agreement”) execute transactions in the Securities Account so long as all securities and other financial assets that are purchased, and the proceeds of sales, are credited to the Securities Account; and Bank may allow the trust and/or investment manager discretion to determine which financial assets shall be sold in the even Bank elects to liquidate the financial assets in the Securities Account, so long as the trustee and/or investment manager acts promptly to facilitate the liquidation. If a Notice of Exclusive Control (described below) is delivered, Bank may in its sole discretion elect to terminate the ability of the trustee and/or investment manager to execute transactions in the Securities Account.

Pledgor agrees to maintain financial assets in the Securities Account that have a value at least equal to the amount required by Bank from time to time (the “Maintenance Requirement”). The Maintenance Requirement shall be determined by Bank in its sole discretion. In its sole discretion, Bank shall determine from time to time the types of financial assets that may be maintained in the Securities Account and used as collateral under this Agreement. Free credit balances in the Securities Account may be deposited in such accounts as Bank may permit from time to time.

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Bank may provide MLPF&S and/or MLTC with entitlement orders or other instructions with respect to the Securities Account at any time. MLPF&S and/or MLTC shall comply with any instructions received from Bank without the consent of Borrower, Pledgor or Guarantor. MLPF&S and MLTC are not under any duty to inquire as to the basis for such instructions. Borrower, Pledgor and Guarantor each acknowledge the Bank has ultimate control overall such instructions made with respect to the Securities Account and if there is a conflict between the instructions Bank and Pledgor give to MLPF&S and/or MLTC with respect to the Securities Account, Bank’s instructions will prevail. Bank is entitled to receive duplicates of any and all notices, confirmations and statements of account for the Securities Account. MLPF&S and/or MLTC are each authorized to provide Bank with any and all information in its possession or control relating to the Securities Account and to provide Bank with on-line access to its systems relating to the Securities Account. Neither MLPF&S nor MLTC has entered into a control agreement with respect to the Securities Account with any other person other than Bank and each agrees that it will not do so while this Agreement is in effect.

MLPF&S and/or MLTC may comply with trading instructions from Pledgor (including any authorized agent) as well as any investment manager without further consent by Bank and Pledgor is permitted to receive all interest and regular cash dividends earned on assets in the Securities account monthly but only if the value of the financial assets in the Securities Account continues to satisfy Bank’s Maintenance Requirement. MLPF&S and/or MLTC may complete and execute transactions in the Securities Account continue to satisfy Bank’s Maintenance Requirement. Pledgor may also purchase, sell or substitute financial assets in the Securities Account if the value of the financial assets remaining in the Securities Account continue to satisfy Bank’s Maintenance Requirement. Pledgor also agrees transactions made in the Securities Account may be disregarded or reversed if the transaction would result in a breach of this Agreement. Of there is a trustee and/or an investment manager (or authorized agent appointed by Pledgor) with respect to the Securities Account to the Trustee and/or investment manager or agent are permitted without Bank’s consent so long as Borrower, Pledgor and Guarantor are not in breach of this Agreement.

In the event that Borrower, Pledgor or Guarantor breach this Agreement, Bank may at any time deliver to MLPF&S and/or MLTC a “Notice of Exclusive Control” in a form Bank deems necessary. MLPF&S and MLTC thereafter shall prohibit Pledgor from executing any transactions in the Securities Account. To the extent possible, MLPF&S and MLTC shall each use reasonable efforts to terminate transactions pending in the Securities Account at the time it receives the notice, however either of MLPF&S or MLTC’s failure to terminate any such transactions shall not result in any liability whatsoever to MLPF&S or MLTC, as the case may be. Neither MLPF&S nor MLTC will not be liable to Bank for complying with instructions from Pledgor that are received by MLPF&S or MLTC before it receives a Notice of Exclusive Control. Neither MLPF&S nor MLTC will not be liable to Borrower, Pledgor or Guarantor for complying with Notice of Exclusive Control or any instructions from Bank. MLPF&S and MLTC have not duty to investigate whether Bank is authorized to give any instruction or Notice of Exclusive Control.

While this Agreement is in effect, each of MLPF&S and MLTC subordinates in favor of Bank any security interest, lien, or right of setoff it may have, now or in the future, against property in the Securities Account, except that each of MLPF&S and MLTC (greater certainty, only to the extent it is acting solely on its behalf as custodian of the Securities Account and not as a Borrower, Pledgor or Guarantor hereunder) will retain a prior lien on property in the Securities Account to secure payment for property purchased fro the Securities Account and to collect normal commisisions and fees for the Securities Account.

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This Agreement does not create any obligations form MLPF&S, MLTC or Merrill Lynch Group except for those expressly set forth in this Agreement.

Pledgor, MLPF&S, MLTC and Bank acknowledge that this Agreement supplements Pledgor’s Securities Account agreement and/or Advisory Agreement with MLPF&S and/or MLTC, as the case may be with respect to the Securities Account and does not abridge any rights that MLPF&S and/or MLTC might otherwise have other than those expressly noted herein. If there is any inconsistency between this Agreement and such Securities Account agreement and/or Advisory Agreement shall control.

7.	Rights and Remedies

If Borrower, Pledgor or Guarantor breach any provision of this Agreement, become the subject of bankruptcy or similar proceeding, or default in any other obligation to Bank or Merrill Lynch Group, or if any of them make any material misrepresentation, or if the Securities Account is attached, or if the value of the financial assets in the Securities Account, or other collateral is in the sole judgment of Bank insufficient, or if, subject to applicable law, Bank deems itself of its lien and security interest in Securities Account insecure, Bank may, in its sole discretion and without prior notice, and, in addition to Bank’s right to demand immediate payment, exercise any or all of the following rights and remedies: demand immediate payment of the entire outstanding balance of the LMA; demand that Borrower and/or Pledgor provide additional collateral to Bank; suspend or terminate Borrower’s ability to obtain Advances; send MLPF&S and/or MLTC a Notice of Exclusive Control; instruct MLPF&S and/or MLTC to cancel any open orders and close any outstanding contracts for the Securities Account; decline payment of any check drawn on the LMA; liquidated the Securities Account and/or other collateral for this Agreement and apply the proceeds to the LMA; exercise any right of setoff against any property of Borrower of Guarantor in the possession of Bank or Merrill Lynch Group (other than any account at MLTC that is not part of the Securities Account) or any of their respective agents; and exercise all other rights of a secured party under applicable law. In addition, to the extent permitted by applicable law, Bank may increase (both before and after judgment, if any) the Spread on any Advance by two (2) percentage points until the LMA is paid in full. In no event shall the total interest and other fees and charges imposed under this Agreement exceed the maximum amount permitted by law, and any excess shall be refunded or credited to the LMA. Bank is not responsible for any decrease in the value of the financial assets in the Securities Account or other collateral occurring prior to or during liquidation. All Bank’s rights and remedies are cumulative and are in addition those available at law or equity.

Bank may exercise any one or more of its rights and remedies simultaneously or successively. To the extent permitted by applicable law, Borrower, and Guarantor agree to pay all of Bank’s collection costs, cost relating to the disposition of the Securities Account or any other collateral under this Agreement, and all actual related attorney’s fees and court costs. No delay in the exercise of any Bank’s rights or remedies is a waiver of them. Any waiver of Bank’s rights or remedies must be in writing.

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Borrower, Pledgor, and Guarantor waive the right to require Bank to demand payments of amounts due (known as “presentment”); give notice that amounts due have not been paid (known as “notice of dishonor”); and obtain an official certification of nonpayment (known as “protest”).

8.	Representations, Warranties and Covenants

Borrower, Pledgor, and Guarantor, as applicable, continuously represent, warrant and covenant to Bank that each such person owns the Securities Account and other collateral under this Agreement listed in the records of Bank, MLPF&S, MLTC or Merrill Lynch Group as belonging to each such person free of any lien or security interest (other than the lien and security interest established under this Agreement and any lien and security interest in favor of MLPF&S and/or MLTC); that such person will not pledge the Securities Account, any asset in the Securities Account or any other collateral under this Agreement to any third party other than MLPF&S, MLTC or Merrill Lynch Group; that such person has complied and will comply with all laws, rules, regulations and ordinances; that Borrower will utilize the loan proceeds as stated in the Application and Federal Reserve Form U-1; that Borrower will promptly notify its obligations under this Agreement; that each has the power and authority to make, execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance contemplated hereunder and the consummation of transactions under this Agreement have been duly authorized by all necessary action on its part; and that this Agreement constitutes the legal, valid and binding obligations of each fully enforceable according to its terms; that such person will not be rendered insolvent by the execution, delivery, and performance of its obligations hereunder or by the consummation of transactions hereunder; that Borrower will not attempt to obtain any Advance if Borrower knows that credit privileges under this Agreement have been terminated or suspended; that Borrower will promptly notify Bank in writing at Merrill Lynch Bank USA, 15 West South Temple, Suite 300, Salt Lake City, Utah, 84101, by telephone at (877) 727-7769, telegraph, or any other reasonable means including, without limitation, any written or oral communication by Borrower to MLPF&S or the Merrill Lynch Group, that an unauthorized use of the LMA has occurred or may occur as the result of the loss or theft of any instrument identifying the LMA, and that Borrower will reasonably assist Bank in determining the facts and circumstances relating to any unauthorized use of the LMA; that there have been no material adverse changes in any such person’s financial status; that every such person will provide Bank with prompt written notice of any change in any such person’s name, address, or employment; and that such person will provide Bank with updated financial statements on request. Borrower, Pledgor, and Guarantor, as applicable, each agree to provide Bank, MLPF&S and MLTC with such additional documents or filings as either may request from time to time to effectuate the purposes of this Agreement, and to the extent permitted by applicable law, each such person irrevocably appoints Bank as that person’s attorney-in-fact, with full power of substitution and will full authority in the name, place and stead of that person, to file and/or execute any such additional documents from time to time in Bank’s discretion.

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Each of Borrower, Pledgor and Guarantor s and will continue to be able to pay its debts as they mature, and the aggregate liquidation valuation of each of Borrower’s, Pledgor’s and Guarantor’s assets is, and at all times during the term of this Agreement will continue to be, sufficient to satisfy any and all obligation of Borrower, Pledgor and Guarantor, as the case may be, under this Agreement and under the other documents entered into by Borrower, Pledgor and Guarantor in connection herewith.

None of Borrower, Pledgor or Guarantor, nor any of their respective subsidiaries has any material liabilities, fixed or contingent, that are not reflected in the financial statements delivered to Bank or in the notes thereto or that have not otherwise been disclosed in writing to the Bank on or prior to the date of this Agreement. Any such disclosure of such liabilities completely and accurately describes the terms of each such listed liability and any collateral securing the same.

9.	Arbitration with MLPF&S and MLTC

Borrower, Pledgor or Guarantor each agree that all controversies that may arise with MLPF&S concerning the Securities Account held at MLPF&S shall be determined by arbitration as set forth in the Merrill Lynch Client Relationship Agreement and/or the applicable account agreement governing such Securities Account.

Borrower, Pledgor or Guarantor each agree that all controversies that may arise with MLTC concerning the Securities Account held at MLTC shall be determined by arbitration as set forth in Advisory Agreement and/or similar agreement governing such Securities Account, if any to the extent arbitration is provided therein.

10.	Additional Guarantor and Pledgor Covenants

Guarantor Covenants. Each Guarantor irrevocably guarantees to Bank the full and punctual payment of the LMA balance and the performance of all Borrower’s other obligations under this Agreement. This is a guaranty of payment and not of collection. Guarantor’s obligations are additional to, and not instead of, the obligations of Borrower and Pledgor. Guarantor’s obligation is a primary obligation, and Bank may exercise any of its rights and remedies against Guarantor before or in lieu of its exercise of any of its rights and remedies against Borrower or Pledgor.

Pledgor Covenants. Each Pledgor irrevocably and unconditionally agrees that the lien and security interest in the Security Account and other collateral under this Agreement is and shall remain in full force and effect by way of continuing security until this Agreement has terminated and the entire LMA balance has been paid in full.

Covenants of Both Guarantor and Pledgor. Guarantor and Pledgor each agree that its respective obligations shall not be affected by reason of: any waiver or consent given to Borrower or any other person; any amendment to this Agreement or other document; the making or absence of , or delay in, enforcement of this Agreement or of any other document, or any failure to perfect the lien and security interest under the Agreement; the release of any agreement, security, guaranty or indemnity; the death, incapacity, bankruptcy, insolvency, winding-up, liquidation, dissolution, merger, reorganization or similar event of or with respect to Borrower or any other person; the illegality, invalidity or unenforceability of any provision of this Agreement or other document, or of any obligation of Borrower or any other person, or any other circumstance that might otherwise constitute a legal or equitable discharge of or defense to it; or the disallowance of all or a portion of Bank’s claim for repayment of any obligation of Borrower, Guarantor or Pledgor under this Agreement or other document or under any bankruptcy or similar law. Guarantor and Pledgor each waive all notices and demands not required by law.

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Guarantor and Pledgor each agree to notify Bank, in writing, before filing any petition seeking the protection of any bankruptcy, insolvency or any similar statutes. In addition, Guarantor and Pledgor shall not take any action that may cause (or fail to take any necessary action that would prevent) a petition in bankruptcy, insolvency, or any similar law or procedure to be filed against such Guarantor and/or Pledgor.

Guarantor and Pledgor each agree to notify the Bank, immediately, in writing of any actions, suits, litigations, arbitrations, administrative proceedings or investigations pending or threatened against Guarantor and/or Pledgor or any of the Securities Accounts in which Guarantor and/or Pledgor have rights that could (a) have a material adverse effect on the business or affairs, condition (financial or otherwise), obligations, operations, performance, properties or prospects of Guarantor and/or Pledgor or (b) affect Guarantor’s and/or Pledgor’s ability to enter into and perform its obligations under this Agreement or any of the transactions contemplated by this Agreement.

11.	Indemnities

Bank Parties. Borrower, Pledgor and Guarantor each agree, to the extent permitted by applicable law, to indemnify and hold harmless Bank, its officers, directors, employees, agents, controlling persons, and affiliates (collectively, the “Bank Parties”) against, and defend the Bank Parties from, all claims, damages, judgments, penalties, costs, expenses, reasonable attorney’s fees and court costs (collectively, “Claims”) that directly or indirectly arise from any of the following:

•	Any filing or registration fees, taxes or similar costs imposed on Bank Parties with respect to this Agreement, the LMA, or any Advance.

•	Any actions or failure to act by Borrower, Guarantor, Pledgor, or any predecessor or successor to such person, or any third party with whom such person has a contractual relationship.

•	The performance by any Bank Parties under this Agreement, except if those Claims are caused by the Bank Parties’ gross negligence or willful misconduct.

•	Any breach of this Agreement by Borrower, Guarantor, or Pledgor.

MLPF&S, MLTC and Merrill Lynch Group. Borrower, Pledgor and Guarantor each agree to indemnify and hold harmless, MLPF&S, MLTC and Merrill Lynch Group, their respective officers, directors, employees, agents, controlling persons, and affiliates, as well as any investment manager referenced in Section 6 above and any agent appointed by Borrower (collectively, the “ML Group Parties”) against, and defend the ML Group Parties from, all Claims that directly or indirectly arise from the maintenance of the Securities Account in accordance with this Agreement, except if those Claims are caused by MLPF&S’s and/or MLTC’s gross negligence or willful misconduct.

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Bank Parties, ML Group Parties. Borrower, Pledgor and Guarantor each agree to indemnify and hold harmless the Bank Parties, the ML Group Parties (collectively, the “ML Parties”) against, and defend the ML Parties from, all Claims that directly or indirect arise from any advisory or similar agreement with the investment manager referenced in Section 6 above, or any agreement with any agent appointed by the Borrower.

The provisions of this Section 11 will survive any termination of this Agreement.

12.	Miscellaneous

•	This Agreement will terminate (i) upon transmittal of a written request from Borrower to Bank or Merrill Lynch Group and Bank’s acceptance of such request to terminate this Agreement unless and until all obligations of the Borrower, Pledgor and Guarantor hereunder have been paid and satisfied in full and any request for termination that is granted by the Bank prior to the satisfaction and payment in full of the Borrower’s, Pledgor’s, and Guarantor’s obligations hereunder shall automatically be deemed to be expressly conditioned upon the payment and satisfaction in full of all such obligations by Borrower, Pledgor and/or Guarantor, as the case may be.

•	All statements will be sent to the address stated in the application for the LMA or as otherwise designated by Borrower. However, if the LMA or Securities Account is linked to a Merrill Lynch Working Capital Management Account, Merrill Lynch Cash Management Account or Merrill Lynch Endowment Management Account at MLPF&S, all statements will the sent to the address designated for that account from time to time. Unless otherwise required by law, Bank may give instructions, notices, demands or requests to Borrower, any Pledgor or Guarantor, orally or in writing, to Borrower’s MLPF&S financial advisor for MLPF&S accounts or the applicable MLTC trust officer for MLTC accounts, in which case those instructions, notices, demands or requests will be deemed to have been given or made directly. Bank may accept instructions from Borrower’s MLPF&S financial advisor or MLTC trust officer, as the case may be, regarding, without limitation, Advances, payments, prepayments, journal entries, interest rate periods or debit/credit entries, in which case such instructions will be deemed to have been given or made directly by Borrower, Pledgor or Guarantor, as applicable.

•	Each of Borrower, Pledgor and Guarantor hereby authorizes the Bank, from time to time, to lend to itself, as principal or otherwise, or to others, any securities in the Securities Accounts (other than a Securities Account that is a TMA) and each agrees to execute and deliver to Bank such agreement and other documents as the Bank may reasonably request.

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•	This Agreement shall be governed by and interpreted under federal law and the internal laws of the State of Utah (without regard to any choice of law rule that would result in the selection of any law other than federal law or the internal laws of the State of Utah), except that with respect to the Securities Account and Bank’s lien and security interest, this Agreement shall be governed by and interpreted by and interpreted under the internal laws of the State of New York (without regard to any choice of laws that would result in selections of any law other than the internal laws of the State of New York).

•	To the extent allowed by law, Borrower, Pledgor and Guarantor each waive all right to a jury trial with respect to any action or dispute relating to the LMA or this Agreement.

•	Bank may modify, amend or rescind any provision of this Agreement (including by adding terms of the same or a different nature) form time to time by giving Borrower 30 days notice in writing prior to the effective date. No waiver by Bank of any of its rights under this Agreement will be valid unless otherwise agreed to by Bank in writing. If any provision of this Agreement is deemed invalid or unenforceable, the remaining provisions of this Agreement shall nonetheless remain in full force and effect.

•	This Agreement is binding upon the parties and their respective heirs, successors and assigns. None of the Borrower, Pledgor, or Guarantor may assign any of that person’s rights or obligations under this Agreement. Bank, MLPF&S, MLTC and Merrill Lynch Group may assign any of their respective rights and obligations under the Agreement.

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FEE SCHEDULE TO MERRILL LYNCH LOAN MANAGEMENT ACCOUNT®
Schedule of Fees

Account Fees
Type	Description	Amount
Stop Payment	A Stop Payment fee will apply whenever a Loan Party issues a stop payment order on a Check	$25 for consumer accounts $30 for commercial accounts
Returned Check	A Returned Check fee will apply whenever a check drawn on the Account is not paid by the Bank because of insufficient available credit	$30 for consumer accounts $35 for commercial accounts
Check Retrieval	A Check Retrieval fee will be imposed when Loan Party requests a copy of a Check	$3 per canceled check or photocopy after 15 free per year.

$2 per canceled check or photocopy after 25 free per year for CMA Priority Clients.[1] If, for any reason, the IRS requires copies of canceled checks, the Bank will provide them free of charge upon receipt of the IRS audit documentation.

Note: Copies of canceled checks can be viewed and printed from Merrill Lynch Online®.
Returned Payment	A Returned Payment fee will apply in the event a Loan Party makes a payment by check which is later returned unpaid by the drawee.	$20 for consumer accounts $25 for commercial accounts
FTS Return	A FTS Return fee will be imposed if a transfer of funds to the Account is processed but must later be reversed as a result of the sender’s failure to transmit the funds.	$10
Breakage Fee[2]	The Bank will charge a Breakage Fee in the event that a payment is made of any Advance on a date other than the last day of the billing period.	The Breakage Fee is the cost or expense incurred by the Bank as a result of the payment of any Fixed Rate Advance or Term Advance, in whole or in part, on a date other than the last day of the interest period for such Fixed Rate Advance or Term Advance, whether such payment is made by the Borrower voluntarily or is effected by the Bank liquidating all or a portion of the Securities Account or otherwise. An administrative fee of $100 for processing this early payment will also apply.
LETTER OF CREDIT FEES
TYPE	AMOUNT
Insurance Fee	Percentage	Letter of Credit Amount
	1.25% per annum	$200,00 – $1,000,000
	1.00% per annum	$1,00,001 – $3,000,000
	.075% per annum	$3,000,000+
Minimum Issuance Fee	$2,500
Amendment Fee	$150 plus a percentage of the amount of any increase equivalent to the Issuance Fee percentage
Auto Renewal Fee for evergreen letters of credit	Same as Issuance Fee
Transfer Fee	$300
Assignment of Proceeds Fee	$300
Florida Intangible Tax Exempt Trusts
Type	Amount
To transfer assets from personal name to a special Florida Intangible Tax Exempt Trust (FLITE) or to assign a loan from a personal name to a FLITE trust	$1,250 for Facilities with availability of $25,001 up to $5MM.
$2,500 for Facilities with availability of $5MM and more.

[1]	Some owners or operators other than Merrill Lynch may limit access and impose other limits on amounts and frequency and may change their own fees.

[2]	Only applicable to Fixed Rate Advances and Term Advances.